PRESS RELEASE

GOLDCORP NEWS ALERT

Toronto, Ontario, December 6, 2004 - GOLDCORP INC. (GG: NYSE; G: TSX) will be hosting a conference call with Wheaton River Minerals Ltd. (TSX: WRM; AMEX: WHT) on Monday, December 6 at 11am Eastern Time to discuss the combination of the two companies.

The conference call may be accessed by dialing the following numbers:

  Local and international: 416-695-9757
  North American toll-free: 1-877-888-4210

A reply of this conference call can be accessed by calling:

  Local and international: 416-695-5275
  North American toll-free: 1-888-509-0081

Goldcorp's Red Lake Mine is the richest gold mine in the world. The Company is in excellent financial condition: has NO DEBT, a Large Treasury, positive Cash Flow and Earnings and pays a Dividend twelve times a year! GOLDCORP is completely UNHEDGED and currently withholds one-third of annual gold production in anticipation of higher gold prices. Goldcorp's shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

Gold is Money, Goldcorp is Gold!

For further Information please contact:	Corporate Office:

Ian J. Ball	145 King Street West
Investor Relations	Suite 2700
Phone: (416) 865-0326	Toronto, Ontario
Toll Free: (800) 813-1412	M5H 1J8
Fax:(416) 361-5741	website: www.goldcorp.com
e-mail: info@goldcorp.com